Exhibit 107

Calculation of Filing Fee Tables

Form S-1 Registration Statement

(Form Type)

RemSleep Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $.001 par value (1)	Rule 457(o)	500,000,000	$.0187(2)	9,350,000	0.0000927	866.75
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							866.75
	Total Fees Previously Paid							0
	Total Fee Offsets (3)							0
	Net Fee Due							866.75

(1)	The shares of our common stock being registered hereunder are being registered for sale by the selling shareholder named in the prospectus. Under Rule 416 of the Securities Act of 1933, as amended, the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar event.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the registrant’s common stock on the OTC PINK of $0.0187 per share on June 10, 2022

(3)	The Registrant does not have any fee offsets.